EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Cara O’Brien/Melissa Myron
	Electronics Boutique Holdings Corp.	Financial Dynamics
	(610) 430-8100	(212) 850-5600

ELECTRONICS BOUTIQUE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

~ Total Revenue Increased 19.8% to $362.0 Million ~

~ Net Income More Than Doubled to $3.9 Million, or $0.16 Per Diluted Share ~

WEST CHESTER, PA – August 19, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the leading global specialty retailer of video games and related products, today announced financial results for the second quarter and 26 weeks ended July 31, 2004.

Financial Results

During the second quarter of fiscal 2005, total revenue increased 19.8% to $362.0 million from $302.1 million in the comparable period last year.  The solid top line growth was driven by a 29% increase in video game software sales and strong hardware unit sales.  This broad-based strength enabled the Company to exceed its original expectations for comparable store sales, which declined 2.2% for the quarter.

Second quarter gross margin as a percent of sales improved 250 basis points to 29.5% from 27.0% in the comparable period primarily reflecting an increased contribution from the higher-margin pre-played category coupled with savings in freight expense during the period.  Net income increased 132.4% to $3.9 million, or $0.16 per diluted share, exceeding previously announced expectations.  This compares to net income of $1.7 million, or $0.07 per diluted share, in the same period last year.

Commenting on the Company’s results, Jeffrey Griffiths, President and Chief Executive Officer, stated, “We are very pleased with our second quarter performance, which reflects strength across all areas of our business and in each of our markets.  Not only did we achieve double-digit sales growth, strong margin expansion, and significant earnings acceleration, we also continued to capture market share.  Importantly, we believe that these strong overall results clearly demonstrate that our strategic initiatives to increase store traffic, diversify our distribution and customer base, promote our brand on a global scale, and provide excellent customer service are gaining traction and have placed Electronics Boutique in a better position than ever before.”

During the quarter, the Company opened 117 new stores, increasing the total store count to 1,733 as of July 31, 2004.  The Company had 1,303 stores at the end of the second quarter of fiscal 2004.

For the first six months of fiscal 2005, total revenue rose 21.3% to $734.4 million from $605.5 million in the comparable period last year.  Net income increased 43.1% to $6.9 million, or $0.28 per diluted share, from $4.8 million, or $0.19 per diluted share, last year.

Current Company Outlook

“We look forward to building on the momentum in the business achieved in the first half of the year,” added Mr. Griffiths.  “We have a strong operating platform and our business plan is on track.  In addition, we anticipate strong industry trends based on a growing installed base and several major software launches that will take place in the coming months.  As such, we feel very positive about our prospects for the balance of the year.  However, our optimism is somewhat tempered by the many uncertainties currently impacting the overall marketplace.”

Taking into account the better than anticipated year to date performance and based on current visibility for the second half of fiscal 2005, the Company reaffirms its expectation for a total annual sales increase in the range of 17% to 21%.  In addition, the Company is raising its expectations for annual earnings to a range of $2.02 to $2.10 per diluted share, versus the previous range of $1.90 to $2.00, based on an average share count of 24.5 million.

For the third quarter, the Company expects earnings will range between $0.15 and $0.19 per diluted share based on an average share count of 24.4 million and reflecting an expected comparable stores sales increase of 4.0% to 6.0%.

Mr. Griffiths concluded, “As we move forward, we will remain focused on executing the three key elements of our strategy to further strengthen the business – growing our domestic strip center locations, further developing our pre-played business, and expanding our international presence – as these are clearly reaping rewards.  This, together with our solid financial foundation and a positive industry outlook, leaves us well positioned to generate industry-leading performance, achieve our ultimate goal of becoming the destination of choice for gamers worldwide, and deliver strong shareholder value over the long-term.”

Conference Call Information

The Company will host an investor conference call today at 5 p.m. Eastern to review its financial results.  The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website.  A recording of the call will also be available at 8 p.m. Eastern on August 19, 2004 through midnight on August 26, 2004.  Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international), and use access code 9085085.

About Electronics Boutique Holdings Corp.

                       Electronics Boutique, a Fortune 1000 company, is the leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. The company currently operates over 1,733 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook, related to the financial performance of Electronics Boutique for the third quarter and full year for the fiscal year ending January 29, 2005, to the growth strategies, prospects and opportunities for Electronics Boutique, and to the outlook for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, increased competition and promotional activity from other retailers, the availability of suitable locations for new stores and the timing of the opening of these stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

{Tables Follow}

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousand, except per-share amounts)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Net sales	$360,487	$300,574	$731,451	$602,395
Management fees	1,466	1,509	2,919	3,152
Total revenues	361,953	302,083	734,370	605,547

Cost of goods sold	254,302	219,613	525,456	442,882

Gross profit	107,651	82,470	208,914	162,665

Costs and expenses:
Selling, general and administrative expense	93,431	73,536	182,353	142,838
Depreciation and amortization	8,435	6,639	16,391	12,927

Operating income	5,785	2,295	10,170	6,900
Interest income, net	384	376	836	839

Income before income tax expense	6,169	2,671	11,006	7,739
Income tax expense	2,285	1,000	4,076	2,897

Net income	$3,884	$1,671	$6,930	$4,842

Net income per share:
Basic	$0.16	$0.07	$0.29	$0.19
Diluted	$0.16	$0.07	$0.28	$0.19

Weighted average shares outstanding:
Basic	23,840	24,982	24,183	25,433
Diluted	24,176	25,326	24,545	25,632

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data (unaudited)

(Amounts in thousands)

	July 31, 2004	August 2, 2003	January 31, 2004

Cash and cash equivalents	$71,130	$90,378	$157,968

Merchandise inventories	220,748	173,951	253,577

Total current assets	332,332	301,712	477,687

Total assets	500,417	446,534	636,375

Accounts payable	134,874	139,219	220,481

Total current liabilities	204,977	181,970	311,679

Total liabilities	220,423	193,199	332,395

Total stockholders’ equity	279,994	253,335	303,980

Schedule 1
Electronics Boutique
Domestic Retail Sales

	13 Weeks Ended July 31, 2004	13 Weeks Ended August 2, 2003

Video Game Software	62%	58%
Video Game Hardware	18%	17%
PC Software	7%	11%
Accessories	10%	11%
Other	3%	3%